Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
March 25, 2008	Chicago, Illinois 60606-4637

Packaging Corporation of America	Main Tel (312) 782-0600
1900 West Field Court	Main Fax (312) 701-7711
Lake Forest, Illinois 60045	www.mayerbrown.com

Ladies and Gentlemen:

We have acted as counsel to Packaging Corporation of America, a Delaware corporation (the “Company”), in connection with an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of $150,000,000 aggregate principal amount of 6.50% Senior Notes due 2018 ( the “Notes”) of the Company.  The Notes are to be issued (1) under the Indenture, dated as of July 21, 2003, by and between the Company and U.S. Bank National Association, as Trustee (the “Indenture”), and (2) subject to the Underwriting Agreement (the “Underwriting Agreement”), dated March 19, 2008, by and between the Company and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters listed therein.

In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement on Form S-3, as amended (File No. 333-149510) (the “Registration Statement”), relating to the Notes; (iii) the prospectus as supplemented relating to the Notes; (iv) the Indenture; (v) the form of the Notes; and (vi) an officers’ certificate establishing the terms of the Notes pursuant to the Indenture. The Notes are registered on the Registration Statement. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Company or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document.  As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on the representations, warranties and agreements of the Company contained in the Underwriting Agreement.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Notes are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K to be filed with the Securities and Exchange Commission relating to the Underwriting Agreement and the Notes, and to being named in the prospectus, dated March 19, 2008, and the related prospectus supplement, dated March 19, 2008, relating to the Notes, under the caption “Legal Opinions” with respect to the matters stated therein.

We are admitted to practice law in the State of New York and our opinions expressed herein are limited solely to the federal laws of the United States of America, the laws of the State of New York and the corporate law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

Very truly yours,

By	/s/ MAYER BROWN LLP
MAYER BROWN LLP